Exhibit 99.1

FOR IMMEDIATE RELEASE

Ultimate Software Reports Q4, Year-End 2004 Financial Results

Achieves Profitability and Record $3.5 Million in New Annual Recurring Revenues for Q4

Weston, FL, February 10, 2005 – The Ultimate Software Group, Inc. (Nasdaq: ULTI), a leading provider of Web-based payroll and workforce management solutions, today announced financial results for its fourth quarter and the year ended December 31, 2004. For the fourth quarter ended December 31, 2004, recurring revenues increased 38% to $11.1 million, and total quarterly revenues increased 24% to $20.5 million, in each case as compared with the fourth quarter of 2003. Net income for the 2004 fourth quarter was $0.8 million, or $0.03 per share, compared with a net loss of $2.1 million, or $.10 per share, for the same quarter in 2003. For the 2004 year, recurring revenues increased 33% to $39.0 million and total revenues increased 19% to $72.0 million, compared in both cases with the previous year.

“It’s been a very good quarter and year overall. As forecasted, we achieved profitability in the fourth quarter of 2004. We also generated a record $3.5 million in new annual recurring revenues in the quarter. Together these achievements validate our strategic plan to transform our business from primarily a license-based model to a hybrid model with a higher percentage of recurring revenues,” said Scott Scherr, CEO, president, and founder of Ultimate Software.

“I’m proud that our team has met a challenge this formidable so successfully,” added Scherr. “The loyalty of our customer base has played an important role in getting us here, and we intend to continue delivering the highest quality customer experience as we focus on our financial objectives.”

Ultimate Software’s financial results teleconference call will be audiocast live at 5:00 p.m. Eastern Time today via World Investor Link at http://www.vcall.com/CEPage.asp?ID=85453 and will be available for replay at the same address beginning at 9:00 p.m. Eastern Time today. Windows Media Player software is required to listen to the call and can be downloaded from the site.

Financial Highlights

•	Ultimate Software strengthened its strategic business service provider (BSP) channel in 2004 by signing agreements with three new distribution partners: Aon Human Resources Outsourcing (HRO), a division of Aon Consulting Inc.; Nationwide Mutual Insurance, Inc.; and RSM McGladrey Employer Services, a part of RSM McGladrey Business Services, a wholly owned subsidiary of H&R Block.

•	New annual recurring revenues (“ARR”) attributable to sales during the fourth quarter of 2004 were $3.5 million. New ARR represent the expected one-year value from (i) new Intersourcing sales from our hosted service offering (including prorated onetime charges); (ii) maintenance revenues related to new license sales; (iii) recurring revenues from new business service providers; and (iv) recurring revenues from additional sales to Ultimate Software’s existing client base.

•	Ultimate Software increased ARR by 31% in 2004, from $9.2 million produced in 2003 to $12.0 million produced in 2004.

•	Recurring revenues – consisting of maintenance revenues, Intersourcing revenues, and subscription revenues from per-employee-per-month fees generated by business partners – grew by 33.1% for

2004 compared with 2003, and 38.2% for Q4 2004 compared with the same quarter of 2003. Intersourcing revenues were the principal factor in the year-over-year growth in recurring revenues.

•	Cash and cash equivalents, including investments in marketable securities, totaled $25.3 million as of December 31, 2004, as compared with $13.8 million as of December 31, 2003, reflecting an increase of $11.5 million.

•	Gross margins increased from 54.4% in the fourth quarter 2003 to 59.9 % for the fourth quarter 2004, and increased from 54.4 % for 2003 to 56.4 % for 2004.

Financial Outlook

Ultimate Software expects to:

•	increase new annual recurring revenues (ARR) generated in 2005 by more than 20% over those produced in 2004,

•	grow recurring revenues by 25% to 30% in 2005 compared with those in 2004,

•	produce license revenues in 2005 consistent with those in 2004,

•	increase total revenues by 15% to 20% in 2005 compared with 2004,

•	control operating expense growth in 2005 to less than 8% versus 2004,

•	have gross margins of 58% to 60% in 2005, and

•	be profitable and experience positive cash flows for the 2005 year.

Forward-Looking Statement

Certain statements in this press release are, and certain statements on the teleconference call may be, forward-looking statements within the meaning provided under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements, including Ultimate Software’s financial outlook for 2005 (discussed above), including the Company’s expected levels of revenues and expenditures, involve known and unknown risks and uncertainties that may cause the Company’s actual results to differ materially from those stated or implied by such forward-looking statements, including risks and uncertainties associated with fluctuations in the Company’s quarterly operating results, concentration of the Company’s product offerings, development risks involved with new products and technologies, competition, the Company’s relationships with third parties, contract renewals with business partners, compliance by our customers with the terms of their contracts with us, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Ultimate Software

Ultimate Software, a leading provider of Web-based payroll and workforce management solutions, markets award-winning UltiPro as licensed software, as a hosted application through Intersourcing, and as a co-branded offering to Business Service Providers (BSPs) under the “Powered by UltiPro” brand. The Company employs approximately 450 professionals who are united in their commitment to developing trendsetting solutions and delivering quality service. Ultimate Software customers represent diverse industries and include such organizations as Benihana Restaurants, The Container Store, Elizabeth Arden, The Florida Marlins Baseball Team, The New York Yankees Baseball Team, Omni Hotels, Ruth’s Chris Steak House, SkyWest Airlines, and Trammell Crow Residential. More information on Ultimate Software’s products and services can be found at www.ultimatesoftware.com.

UltiPro and Intersourcing are registered trademarks of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.

Contact:	Mitchell K. Dauerman Chief Financial Officer and Investor Relations Phone: 954-331-7369 E-mail: IR@ultimatesoftware.com

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Revenues:
Recurring	$11,068	$8,005	$39,049	$29,344
Services	6,907	6,667	24,924	23,478
License	2,533	1,811	8,055	7,594

Total revenues	20,508	16,483	72,028	60,416

Cost of revenues:
Recurring	3,019	2,624	11,961	9,495
Services	5,051	4,744	18,448	17,277
License	162	145	993	807

Total cost of revenues	8,232	7,513	31,402	27,579

Operating expenses:
Sales and marketing	5,380	4,991	20,630	17,788
Research and development	4,414	4,566	18,317	18,229
General and administrative	1,785	1,480	6,806	5,871

Total operating expenses	11,579	11,037	45,753	41,888

Operating income (loss)	697	(2,067)	(5,127)	(9,051)
Interest expense	(49)	(43)	(182)	(221)
Interest and other income	167	33	285	103

Net income (loss)	$815	$(2,077)	$(5,024)	$(9,169)

Net income (loss) per share:
Basic	$0.04	$(0.10)	$(0.23)	$(0.49)

Diluted	$0.03	$(0.10)	$(0.23)	$(0.49)

Weighted average shares outstanding:
Basic	22,447	20,550	21,743	18,738

Diluted	25,221	20,550	21,743	18,738

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	As of	As of
	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$14,766	$13,783
Accounts receivable, net	12,600	9,292
Short-term investments in marketable securities	8,103	–
Prepaid expenses and other current assets	3,114	2,709

Total current assets	38,583	25,784

Property and equipment, net	9,512	7,188
Capitalized software, net	82	1,234
Long-term investments in marketable securities	2,441	–
Other assets, net	1,928	1,606

Total assets	$52,546	$35,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,202	$2,549
Accrued expenses	6,015	5,378
Current portion of deferred revenue	25,591	22,277
Current portion of capital lease obligations	928	818
Current portion of long-term debt	170	–

Total current liabilities	34,906	31,022

Deferred revenue, net of current portion	2,885	2,333
Capital lease obligations, net of current portion	952	796
Long-term debt, net of current portion	279	–
Total liabilities	39,022	34,151

Stockholders’ equity:
Preferred Stock, $.01 par value	–	–
Series A Junior Participating Preferred Stock, $.01 par value	–	–
Common Stock, $.01 par value	227	208
Additional paid-in capital	103,643	86,760
Accumulated other comprehensive loss	(15)	–
Accumulated deficit	(89,277)	(84,253)

	14,578	2,715
Treasury Stock, at cost	(1,054)	(1,054)

Total stockholders’ equity	13,524	1,661

Total liabilities and stockholders’ equity	$52,546	$35,812